EXHIBIT 23.1

KPMG LLP
Suite 2000
3030 Peachtree Street, NE
Atlanta, GA 30308

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Spectrum Brands, Inc. (formerly Rayovac Corporation):

We consent to the incorporation by reference in the registration statement (No. 333-41815) on Form S-8 for the Rayovac 401(k) Savings Plan for Hourly Employees of our report dated June 27, 2005, with respect to the statements of net assets available for plan benefits of the Rayovac 401(k) Savings Plan for Hourly Employees as of December 31, 2004 and 2003, and the related statements of changes in net assets available for plan benefits for the years then ended and related supplemental schedule, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Rayovac 401(k) Savings Plan for Hourly Employees.

/s/ KPMG LLP

Atlanta, Georgia
June 27, 2005